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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              --------------------

                                   FORM 8-K/A

                              --------------------

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 21, 1998

                       AMERISERVE FOOD DISTRIBUTION, INC.*
             (Exact Name of Registrant as Specified in its Charter)

                          COMMISSION FILE NUMBER: 19367


            DELAWARE                                    75-2296149
   (State or Other Jurisdiction of                   (I.R.S. Employer
    Incorporation or Organization)                  Identification No.)


        14841 DALLAS PARKWAY
          DALLAS, TX 75240                            (972) 338-7000
(Address of Principal Executive Offices)      (Registrant's Telephone Number,
                                                  Including Area Code)


* This Current Report on Form 8-K/A (this "Form 8-K/A") is also filed on behalf of the Registrant's operating subsidiaries that are guarantors of certain debt securities of the Registrant that are registered under the Securities Act of 1933.


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


                       AMERISERVE FOOD DISTRIBUTION, INC.


This Current Report on Form 8-K/A amends items 7 (a), 7 (b) and 7 (c) of the Current Report on Form 8-K filed on May 22, 1998.

Item 7.  Financial Statements and Exhibits


         (a).  Financial Statements of Business Acquired
               ProSource, Inc. Audited Financial Statements
                  Independent Auditors' Report ..............................................................     F-1
                  Consolidated Balance Sheets as of December 28, 1996 and December 27, 1997 .................     F-2
                  Consolidated Statements of Operations for each of the three fiscal years in the period
                     ended December 27, 1997 ................................................................     F-3
                  Consolidated Statements of Stockholders' Equity for each of the three fiscal years
                     in the period ended December 27, 1997 ..................................................     F-4
                  Consolidated Statements of Cash Flows for each of the three fiscal years in the
                     period ended December 27, 1997 .........................................................     F-5
                  Notes to Consolidated Financial Statements ................................................     F-6

                 ProSource, Inc. Unaudited Financial Statements
                  Consolidated Balance Sheets as of March 28, 1998 and December 27, 1997 ....................     F-19
                  Consolidated Statements of Operations for the thirteen weeks ended March 28,1998
                     and March 29, 1997 .....................................................................     F-20
                  Consolidated Statements of Cash Flows for the thirteen weeks ended March 28, 1998
                     and March 29, 1997 .....................................................................     F-22
                  Notes to Consolidated Financial Statements ................................................     F-23


         (b).  Unaudited Pro Forma Financial Information
                  Introductory Information ..................................................................     P-1
                  Pro Forma Consolidated Statement of Operations for the year ended
                     December 27, 1997 ......................................................................     P-3
                  Notes to Pro Forma Consolidated Statement of Operations for the year ended
                     December 27, 1997 ......................................................................     P-4
                  Pro Forma Consolidated Statement of Operations for the six months ended June 27,
                      1998 ..................................................................................     P-6
                  Notes to Pro Forma Consolidated Statement of Operations for the six months
                      ended June 27, 1998 ...................................................................     P-7


         (c).  Consent of KPMG Peat Marwick LLP .............................................................     E-1

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
ProSource, Inc.:

     We have audited the accompanying consolidated balance sheets of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProSource, Inc. and subsidiaries as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 13 to the consolidated financial statements, the Company changed its method of capitalization of business process reengineering activities in the fourth quarter of 1997.

                                            KPMG PEAT MARWICK LLP

Miami, Florida
February 20, 1998

                                PROSOURCE, INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                     ASSETS

                                                                1996         1997
                                                              --------     --------
Current assets:
  Cash and cash equivalents.................................  $  2,763     $ 12,501
Accounts receivable, net of allowance for doubtful accounts
  of $2,334 and $4,085 respectively.........................   219,340      222,247
  Inventories...............................................   144,040      160,621
  Deferred income taxes, net................................    10,914        7,190
  Prepaid expenses and other current assets.................     7,373        8,434
                                                              --------     --------
          Total current assets..............................   384,430      410,993
Property and equipment, net.................................    49,637       59,961
Intangible assets, net......................................    41,436       39,883
Deferred income taxes, net..................................    16,100       28,802
Other assets................................................    12,121        8,462
                                                              --------     --------
          Total assets......................................  $503,724     $548,101
                                                              ========     ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $254,907     $277,953
  Accrued liabilities.......................................    42,475       27,012
  Current portion of long-term debt.........................     1,500           --
                                                              --------     --------
          Total current liabilities.........................   298,882      304,965
Long-term debt, less current portion........................   111,084      174,200
Other noncurrent liabilities................................    15,243        4,521
                                                              --------     --------
          Total liabilities.................................   425,209      483,686
                                                              --------     --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; Authorized 10,000,000
     shares; none issued....................................        --           --
  Class A common stock, $.01 par value; Authorized
     50,000,000 shares; issued and outstanding 3,400,000
     shares and 3,496,499 shares, respectively..............        34           35
  Class B common stock, $.01 par value; Authorized
     10,000,000 shares; issued and outstanding 5,963,856
     shares and 5,856,756 shares, respectively..............        60           58
  Additional paid-in capital................................   105,256      104,934
  Accumulated deficit.......................................   (26,901)     (40,580)
  Accumulated foreign-currency translation adjustments......        66          (32)
                                                              --------     --------
          Total stockholders' equity........................    78,515       64,415
                                                              --------     --------
          Total liabilities and stockholders' equity........  $503,724     $548,101
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Net sales..............................................  $3,461,837    $4,125,054    $3,901,165
Cost of sales..........................................   3,193,270     3,806,811     3,591,368
                                                         ----------    ----------    ----------
  Gross profit.........................................     268,567       318,243       309,797
Operating expenses, including management fees to Onex
  of $808, $729 and $0, respectively...................     255,216       301,295       302,080
Loss on impairment of long-lived assets................          --        15,733            --
Restructuring and contract-termination charges.........         711        28,466            --
                                                         ----------    ----------    ----------
  Income (loss) from operations........................      12,640       (27,251)        7,717
Interest expense, including interest to Onex of $1,738,
  $1,888 and $0, respectively..........................     (14,678)      (14,824)      (11,745)
Interest income........................................       1,339         1,694         2,552
                                                         ----------    ----------    ----------
  Loss before income taxes, extraordinary items and
     cumulative effect of a change in accounting
     principle.........................................        (699)      (40,381)       (1,476)
Income tax benefit (provision).........................         (85)       15,410           485
                                                         ----------    ----------    ----------
  Loss before extraordinary items and cumulative effect
     of a change in accounting principle...............        (784)      (24,971)         (991)
Extraordinary (loss) gain on early retirement of debt,
  net of income tax benefit (provision) of $502, $(397)
  and $4,073, respectively.............................        (772)          610        (6,262)
Cumulative effect of a change in accounting principle,
  net of income tax benefit of $3,293..................          --            --        (6,426)
                                                         ----------    ----------    ----------
          Net loss.....................................  $   (1,556)   $  (24,361)   $  (13,679)
                                                         ----------    ----------    ----------
Net loss per common share (basic and diluted):
  Loss before extraordinary items and cumulative effect
     of a change in accounting principle...............  $    (0.18)   $    (4.30)   $    (0.11)
  Extraordinary items, net.............................       (0.17)         0.10         (0.67)
Cumulative effect of a change in accounting principle,
  net..................................................          --            --         (0.69)
                                                         ----------    ----------    ----------
          Net loss per common share....................  $    (0.35)   $    (4.20)   $    (1.47)
                                                         ==========    ==========    ==========
Weighted average number of shares......................   4,489,906     5,804,319     9,331,845

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                ACCUMULATED
                                                                                 FOREIGN-
                                   COMMON STOCK      ADDITIONAL                  CURRENCY
                                 -----------------    PAID-IN     ACCUMULATED   TRANSLATION
                                 CLASS A   CLASS B    CAPITAL       DEFICIT     ADJUSTMENTS    TOTAL
                                 -------   -------   ----------   -----------   -----------   --------
Balance, December 25, 1994.....    $--       $23      $ 23,504     $   (984)       $ --       $ 22,543
  Issuance of 2,858,500 Class B
     shares....................     --        29        28,556           --          --         28,585
  Acquisition and retirement of
     23,000 Class B shares.....     --        --          (222)          --          --           (222)
  Net loss.....................     --        --            --       (1,556)         --         (1,556)
  Foreign-currency translation
     adjustments...............     --        --            --           --          71             71
                                   ---       ---      --------     --------        ----       --------
Balance, December 30, 1995.....     --        52        51,838       (2,540)         71         49,421
  Issuance of 3,400,000 Class A
     shares, net...............     34        --        43,193           --          --         43,227
  Amendment to 1995 Option
     Plan......................     --        --         1,224           --          --          1,224
  Issuance of 285,714 Class B
     shares to Onex............     --         3         3,997           --          --          4,000
  Conversion of subordinated
     notes payable to Onex into
     459,242 Class B shares....     --         5         4,594           --          --          4,599
  Issuance of 61,500 Class B
     shares....................     --        --           615           --          --            615
  Acquisition and retirement of
     20,000 Class B shares.....     --        --          (205)          --          --           (205)
  Net loss.....................     --        --            --      (24,361)         --        (24,361)
  Foreign-currency translation
     adjustments...............     --        --            --           --          (5)            (5)
                                   ---       ---      --------     --------        ----       --------
Balance, December 28, 1996.....     34        60       105,256      (26,901)         66         78,515
  Issuance of 33,799 Class A
     shares under the Employee
     Stock Purchase Plan.......     --        --           204           --          --            204
  Acquisition and retirement of
     44,400 Class B shares.....     --        (1)         (554)          --          --           (555)
  Conversion of 62,700 Class B
     shares into 62,700 Class A
     shares....................      1        (1)           --           --          --             --
  Compensation expense accrued
     under the 1997 Directors
     Stock Option Plan.........     --        --            28           --          --             28
  Net loss.....................     --        --            --      (13,679)         --        (13,679)
  Foreign-currency translation
     adjustments...............     --        --            --           --         (98)           (98)
                                   ---       ---      --------     --------        ----       --------
Balance, December 27, 1997.....    $35       $58      $104,934     $(40,580)       $(32)      $ 64,415
                                   ===       ===      ========     ========        ====       ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 30, 1995,
                    DECEMBER 28, 1996 AND DECEMBER 27, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                1995        1996       1997
                                                              ---------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $  (1,556)  $(24,361)  $(13,679)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     12,693     10,937     11,231
    Bad debt expense........................................      1,845      1,682      2,275
    Loss (gain) on early retirement of debt.................      1,274     (1,007)    10,335
    Cumulative effect of a change in accounting principle...         --         --      9,719
    Deferred income tax benefit.............................     (1,749)   (14,085)    (8,978)
    Loss on impairment of long-lived assets.................         --     15,733         --
    Noncash contract-termination charges....................         --      5,224         --
    Gain on sales of property and equipment.................       (184)      (154)      (655)
    Changes in operating assets and liabilities, net of
     effects of companies acquired:
      (Increase) decrease in accounts receivable............    (13,441)     9,067     (5,182)
      (Increase) decrease in inventories....................      7,706     (3,608)   (16,581)
      Increase in prepaid expenses and other assets.........     (1,208)   (13,854)    (3,949)
      Increase in accounts payable..........................     43,518     12,262     23,046
      (Decrease) increase in accrued and other noncurrent
       liabilities..........................................      1,099     23,450    (25,952)
                                                              ---------   --------   --------
        Net cash (used in) provided by operating
        activities..........................................     49,997     21,286    (18,370)
                                                              ---------   --------   --------
Cash flows from investing activities:
  Capital expenditures......................................     (5,683)   (19,987)   (29,997)
  Proceeds from sales of property and equipment.............        362        154      1,786
  Payment for purchase of net assets acquired...............   (170,279)        --         --
                                                              ---------   --------   --------
        Net cash used in investing activities...............   (175,600)   (19,833)   (28,211)
                                                              ---------   --------   --------
Cash flows from financing activities:
  Repayments of long-term debt to Onex......................     (2,085)   (15,000)        --
  Repayments of long-term debt to others....................    (78,938)   (30,269)  (112,584)
  Borrowings on long-term debt from Onex....................     18,750         --         --
  Borrowings on long-term debt from others, net.............    160,616         --    174,200
  Fees incurred in conjunction with long-term debt..........         --         --     (4,644)
  Proceeds from issuance of common stock to Onex............     26,500      7,000         --
  Proceeds from issuance of common stock to others..........      2,085     37,464         --
  Payments to acquire and retire treasury stock.............       (222)      (205)      (555)
                                                              ---------   --------   --------
        Net cash provided by (used in) financing
        activities..........................................    126,706     (1,010)    56,417
                                                              ---------   --------   --------
Effect of exchange-rate changes on cash.....................         71         (5)       (98)
                                                              ---------   --------   --------
        Net increase in cash and cash equivalents...........      1,174        438      9,738
Cash and cash equivalents at beginning of year..............      1,151      2,325      2,763
                                                              ---------   --------   --------
Cash and cash equivalents at end of year....................  $   2,325   $  2,763   $ 12,501
                                                              =========   ========   ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest to Onex........................................  $      41   $  2,927   $     --
                                                              =========   ========   ========
    Interest to others......................................  $  12,291   $ 16,435   $ 10,938
                                                              =========   ========   ========
    Income taxes, net of refunds............................  $     993   $     --   $     --
                                                              =========   ========   ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In October 1997, the Company issued 33,799 Class A common shares to employees under the 1997 Employee Stock Purchase Plan at $6.035 per share in exchange for accrued compensation totaling $204.

During 1997, the Company recognized $28 of compensation expense associated with the 1997 Directors Stock Option Plan.

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND DECEMBER 27, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Business

     ProSource, Inc. (the "Company") provides foodservice distribution services to chain restaurants in North America and provides purchasing and logistics services to the foodservice market. The Company's 3,400 associates serve approximately 12,700 restaurants, consisting primarily of Burger King, Red Lobster, Long John Silver's, Olive Garden, TGIFriday's, Chick-fil-A, Chili's, Sonic, TCBY and Wendy's restaurant concepts, from 34 distribution centers and its Corporate Support Center in Coral Gables, Florida.

     The Company operates through ProSource Services Corporation ("PSC"), a wholly owned subsidiary, and PSC's four main wholly-owned operating subsidiaries, ProSource Distribution Services Limited ("ProSource Canada"), BroMar Services, Inc. ("BroMar"), ProSource Receivables Corporation ("PRC"), and PSD Transportation Services, Inc. ("PSD"). PSC commenced operations in July 1992. PRC and PSD commenced operations during fiscal 1997. The consolidated financial statements include the results of the operations of PSC, PRC and PSD from their inception and the results of operations of ProSource Canada and BroMar, which were formed or acquired by the Company in connection with the acquisition of the National Accounts Division ("NAD") of The Martin-Brower Company ("Martin-Brower"), since the date of acquisition. The Company is a subsidiary of Onex Corporation (collectively with its affiliates, "Onex"), a company traded on the Toronto and Montreal stock exchanges.

     The Company operates on a 52- to 53-week accounting year, ending on the last Saturday of each calendar year.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Cash and Cash Equivalents

     Cash on hand and in banks and short-term securities with maturities of three months or less when purchased are considered cash and cash equivalents.

  (e) Inventories

     Inventories, consisting primarily of food items, are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average-cost method and the first-in, first-out method. Cost of inventory using the weighted-average-cost method represents 32%, 32% and 34% of inventories in 1995, 1996, and 1997, respectively.

                                PROSOURCE, INC.

  (f) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the related assets.

     Costs of normal maintenance and repairs are charged to expense when incurred. Replacements or betterments of properties are capitalized. When assets are retired or otherwise disposed of, their cost and the applicable accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss is reflected in the consolidated statements of operations.

  (g) Intangible Assets

     Intangible assets are amortized using the straight-line method over the following periods:

Goodwill....................................................  40 years
Noncompete agreements.......................................   5 years
Customer lists..............................................  12 years

     Goodwill represents the excess of cost over fair value of net assets acquired. The Company periodically evaluates the recoverability of recorded costs for goodwill based upon estimations of future undiscounted related operating income from the acquired companies. Should the Company determine it probable that future estimated undiscounted related operating income from any of its acquired companies will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognized, and goodwill would be reduced to the amount estimated to be recoverable. The Company believes that no material impairment existed at December 28, 1996 and December 27, 1997.

  (h) Deferred Debt-Issuance Costs

     Included in other assets are deferred debt-issuance costs which are amortized over the term of the related debt.

  (i) Self-Insurance

     The Company self-insures up to certain retention limits under its workers' compensation (except for a period during 1996-1997), auto liability and medical and dental insurance programs. Costs in excess of retention limits are insured under various contracts with insurance carriers. Estimated costs for claims for which the Company is responsible are determined based on historical claims experience, adjusted for current trends. The liability related to workers' compensation is discounted to net present value using a risk-free treasury rate for maturities that match the expected settlement periods. At December 28, 1996 and December 27, 1997, the estimated accrued liabilities related to workers' compensation were approximately $4.4 million and $3.3 million, respectively, net of a discount of approximately $1.6 million and $1.0 million, respectively.

  (j) Net Loss Per Common Share

     In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" was issued. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to

                                PROSOURCE, INC.

the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform with the requirements of SFAS No. 128.

     Shares and options issued within one year prior to the filing of the Registration Statement relating to the initial public offering (see note 10) have been treated as outstanding for all periods presented, even where the impact of the incremental shares is antidilutive.

  (k) Income Taxes

     The Company and its wholly-owned domestic subsidiaries file consolidated federal and state tax returns in the United States. Separate foreign tax returns are filed for the Company's Canadian subsidiary. The Company follows the asset and liability method of accounting for income taxes prescribed by SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

  (l) Translation of Foreign Currency

     The accounts of ProSource Canada are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Consequently, all balance sheet accounts are translated at the current exchange rate. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation are included in accumulated foreign-currency translation adjustments as a component of stockholders' equity.

  (m) Impact of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. In June 1997, the FASB also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both statements will be adopted by the Company in 1998. Management believes the adoption of these statements will not materially impact the Company's results of operations, cash flows or financial position.

  (n) Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturities. The carrying amounts reported for long-term debt approximate fair value because they are variable-rate instruments that reprice monthly.

  (o) Reclassifications

     Certain amounts previously presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2. BUSINESS COMBINATIONS

     On March 31, 1995, the Company completed the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD from Martin-Brower. The total cost of the acquisition of $170 million

                                PROSOURCE, INC.

was funded through a borrowing of $116 million under the Company's previous revolving credit facility, a $9 million note payable to Martin-Brower (net of a discount to reflect a constant interest rate), $18.5 million in notes payable to Onex, and the issuance of 2,650,000 shares of the Company's Class B common stock, valued at approximately $26.5 million. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $232 million, consisting primarily of accounts receivable and inventories, and liabilities assumed of approximately $87 million, consisting primarily of trade accounts payable, based on their estimated fair values at the acquisition date. As a result of this transaction, the Company recorded goodwill of approximately $25 million. In addition, the Company incurred an extraordinary charge relating to the write-off of approximately $0.8 million of unamortized deferred-debt issuance costs on debt repaid at the acquisition date.

     On March 30, 1996, the Company revised its estimates of certain costs related to the acquisition by $12 million. The effect of the revision increased acquisition-related liabilities by $12 million, deferred tax assets by approximately $4.4 million and goodwill by approximately $7.6 million.

3. RESTRUCTURING, TERMINATION CHARGES AND IMPAIRMENT OF LONG-LIVED ASSETS

     In conjunction with the NAD acquisition, the Company incurred restructuring costs of approximately $0.7 million in 1995 primarily relating to costs incurred to consolidate and integrate certain functions and operations. In 1996, as a result of a study to analyze, among other things, ways to integrate the NAD operations, improve customer service, reduce operating costs and increase existing warehouse capacity, the Company adopted a plan, which was approved by its Board of Directors, to consolidate and integrate its corporate and network operations, including the closing of 19 distribution facilities under lease agreements and 11 owned distribution facilities. As a result, in the first quarter of 1996, the Company accrued restructuring charges of $10.9 million, primarily related to the termination of the existing facility leases and employee related costs. The Company began the integration of some of these facilities, including communications to its employees and its customers in 1996. During 1997, the Company undertook a thorough evaluation of each specific facility's return on investment and alternative uses. As a result, the Company now intends to close 10 distribution facilities currently leased and 9 distribution facilities currently owned. The Company expects to complete the plan in stages through the year 2002. During 1996 and 1997, the Company paid in the aggregate $2.8 million and $1.7 million, respectively, in costs primarily related to facility leases and relocation costs. In addition, during 1997 the Company reclassified $3.4 million to acquisition related liabilities. As of December 27, 1997, the Company had approximately $3.0 million of accrued unpaid restructuring charges. Management believes that the remaining accrued restructuring charges are adequate to complete its plans.

     The significant change brought about by the plan to integrate and consolidate the existing distribution network impaired the value of long-lived assets to be held and used until the plan is completed. As a result, in conjunction with the recording of the restructuring reserves in the first quarter of 1996, the Company recognized a loss on impairment in value of long-lived assets. The loss consisted of $7.3 million of land and owned buildings, $4.3 million of furniture and equipment and leasehold improvements management plans to hold and use through the completion of the plan, and $4.1 million of capitalized software costs which do not meet the long-term information technology strategy of the Company. The Company measured the amount of the loss by comparing fair value of the land and the owned buildings (determined by independent appraisals and updated with current comparisons to similar assets) to capitalized cost. The carrying value of furniture and equipment and capitalized software costs was written down to net realizable value since it is being replaced.

     The Company discontinued its distribution services to Arby's restaurants effective April 1, 1997. In connection therewith, as of December 28, 1996, the Company accrued approximately $10.6 million of costs associated with the termination of this agreement. During 1997, the Company paid and charged in the aggregate $9.1 million in costs primarily related to lease costs in connection with idle equipment and

                                PROSOURCE, INC.

warehouse space and costs associated with rerouting the Company's transportation fleet required as a result of the loss of the Arby's business. In addition, the Company reclassified approximately $1.2 million to the allowance for doubtful accounts receivable to reserve against outstanding Arby's accounts receivable. As of December 27, 1997, the Company had approximately $0.3 million of accrued unpaid termination charges which management believes will be paid during 1998.

4. PROPERTY AND EQUIPMENT

     Property and equipment and related depreciable lives were as follows (in thousands):

                                               DECEMBER 28,   DECEMBER 27,    DEPRECIABLE
                                                   1996           1997           LIVES
                                               ------------   ------------    -----------
Land.........................................    $ 3,636        $ 3,662                  --
Buildings and improvements...................     16,413         17,092      15 to 40 years
Warehouse and transportation equipment.......     24,465         25,592       3 to 10 years
Computer software............................      4,262          7,391    1 1/2 to 5 years
Leasehold improvements.......................      4,384          8,966       3 to 13 years
Office equipment.............................      7,261          8,209        3 to 7 years
Projects in progress.........................     11,760         18,456                  --
                                                 -------        -------
                                                  72,181         89,368
Less accumulated depreciation and
  amortization...............................     22,544         29,407
                                                 -------        -------
Property and equipment, net..................    $49,637        $59,961
                                                 =======        =======

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following (in thousands):

                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1996           1997
                                                              ------------   ------------
Goodwill....................................................    $41,298        $41,298
Identifiable intangibles....................................      3,870          3,870
                                                                -------        -------
                                                                 45,168         45,168
Less accumulated amortization...............................      3,732          5,285
                                                                -------        -------
Intangible assets, net......................................    $41,436        $39,883
                                                                =======        =======

6. LONG-TERM DEBT

     Long-term debt consisted of the following loan agreements with banks (in thousands):

                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1996           1997
                                                              ------------   ------------
$150 million accounts receivable securitization facility,
  due March 14, 2002........................................    $     --       $125,000
$75 million revolving credit facility, due March 14, 2002...          --         49,200
$210 million revolving credit facility, retired and repaid
  March 14, 1997............................................      84,834             --
$15 million term-loan facility, retired and repaid March 14,
  1997......................................................      12,750             --
$15 million term-loan facility, retired and repaid March 14,
  1997......................................................      15,000             --
                                                                --------       --------
          Total long-term debt..............................     112,584        174,200
Less current portion........................................       1,500             --
                                                                --------       --------
Long-term debt, less current portion........................    $111,084       $174,200
                                                                ========       ========

                                PROSOURCE, INC.

  (a) Existing Credit Facilities

     In March, 1997, the Company entered into two five-year loan agreements aggregating $225 million (the "Existing Credit Facilities") with a group of financial institutions to replace its previous credit facility. In connection with this early retirement of long-term debt, the Company recorded a pre-tax extraordinary charge of $10.3 million ($6.3 million net of taxes) in the first quarter of fiscal 1997. This charge reflected the write-off of deferred financing costs of $6.3 million, prepayment penalties of $2.7 million and $1.3 million in costs associated with the termination of interest-rate protection agreements.

     The Existing Credit Facilities bear interest based on either the prime rate or LIBOR plus an additional spread based on certain financial ratios and mature on March 14, 2002. The effective rate at December 27, 1997 was 7.34%. The Company is required to comply with various covenants in connection with the Existing Credit Facilities and borrowings are subject to calculations based on accounts receivable and inventory. The revolving credit facility is secured by liens on substantially all of the Company's assets and contains various restrictions on, among other things, the Company's ability to pay dividends and dispose of assets. Additionally, in the event of a change in control, the outstanding principal amount of these facilities shall become due and payable. PRC is the legal borrower for the accounts receivable securitization facility. Pursuant to the terms of the accounts receivable securitization facility PSC sells, on an ongoing basis and without recourse, an undivided interest in a designated pool of trade accounts receivable to PRC. In order to maintain the designated balance in the pool of accounts receivable sold, PSC is obligated to sell undivided interests in new receivables as existing receivables are collected. PSC has retained substantially the same credit risk as if the receivables had not been sold. PSC, as agent for PRC, retains collection and administrative responsibilities on the receivables sold to PRC. The creditors for this facility have security interests in PRC's assets (consisting primarily of accounts receivable purchased from PSC) and are entitled to be satisfied by such assets prior to equity holders. The Company pays a quarterly variable commitment fee, as defined in the agreements, based on the unused portion of the facilities which fee averaged 0.33% of such unused portion during 1997. At December 27, 1997, the Company had approximately $35 million available under the Existing Credit Facilities.

  (b) Previous Credit Facility

     On March 31, 1995, in conjunction with the acquisition of NAD, the Company entered into a $240 million Loan and Security Agreement (the "Previous Credit Facility") with a group of banks that was retired and repaid before its maturity on March 14, 1997. The Previous Credit Facility provided for a revolving-credit facility of up to $210 million and term loans aggregating $30 million. The interest rate on the Previous Credit Facility was reset every month to reflect current market rates. The effective rate during fiscal 1995 and 1996 was 8.7 percent. This rate reflected the effect of interest-rate protection agreements, which were terminated on March 14, 1997 in connection with the retirement of this facility.

                                PROSOURCE, INC.

7. LEASES

     The Company leases certain of its facilities, vehicles and other equipment under long-term operating leases. Certain transportation equipment leases call for contingent rental payments based upon total miles. Future minimum lease payments under non-cancelable operating leases as of December 27, 1997, by fiscal year are as follows (in thousands):

1998......................................................  $ 28,600
1999......................................................    25,183
2000......................................................    22,222
2001......................................................    18,342
2002......................................................    13,581
Thereafter................................................    36,315
                                                            --------
          Total...........................................  $144,243
                                                            ========

     Rent expense, including contingent rental expense, was approximately $30.6 million, $39.3 million and $36.8 million during fiscal years 1995, 1996 and 1997, respectively.

8. INCOME TAXES

     The income tax benefit (provision) before extraordinary items and cumulative effect of a change in accounting principle for fiscal years 1995, 1996 and 1997, respectively, consisted of the following (in thousands):

                                                           1995      1996      1997
                                                          -------   -------   -------
Current taxes:
  Federal...............................................  $(1,236)  $   937   $  (582)
  State.................................................     (408)       (9)     (545)
                                                          -------   -------   -------
          Total current taxes...........................   (1,644)      928    (1,127)
                                                          -------   -------   -------
Deferred taxes, excluding other components:
  Federal...............................................    1,126    11,449     1,170
  State.................................................      264     3,217       404
                                                          -------   -------   -------
          Total deferred taxes, excluding other
            components..................................    1,390    14,666     1,574
                                                          -------   -------   -------
Other:
  Alternative minimum tax-credit (utilization)
     carryforwards......................................      666      (184)       38
  Utilization of operating-loss carryforwards...........     (497)       --        --
                                                          -------   -------   -------
          Total other...................................      169      (184)       38
                                                          -------   -------   -------
Income tax benefit (provision)..........................  $   (85)  $15,410   $   485
                                                          =======   =======   =======

     The following table summarizes the differences between the Company's effective income tax rate and the statutory Federal income tax rate for fiscal years 1995, 1996 and 1997:

                                                              1995      1996     1997
                                                              -----     ----     ----
Statutory federal income tax rate...........................   34.0%    34.0%    34.0%
Increase (decrease) resulting from:
  State income taxes (net of federal taxes).................  (16.9)     5.2      5.0
  Goodwill amortization.....................................  (10.9)    (0.3)    (0.7)
  Other.....................................................  (18.4)    (0.7)    (5.4)
                                                              -----     ----     ----
                                                              (12.2)%   38.2%    32.9%
                                                              =====     ====     ====

                                PROSOURCE, INC.

     The tax effects of each type of temporary difference that gave rise to the Company's deferred tax assets and deferred tax liabilities at December 28, 1996 and December 27, 1997 are as follows (in thousands):

                                                               1996      1997
                                                              -------   -------
Deferred tax assets:
  Acquisition-related expenses..............................  $ 3,567   $ 1,262
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................    1,222     2,011
  Property, plant and equipment, principally due to
     differences in depreciation............................    1,935     1,063
  Self-insurance reserves...................................    3,493     3,355
  Impairment of long-lived assets...........................    4,036     3,231
  Restructuring and contract-termination charges............    8,121     3,224
  Benefit of federal and state net operating-loss
     carryforwards..........................................    5,797    23,933
  Other.....................................................    2,025     2,682
                                                              -------   -------
          Total deferred tax assets.........................   30,196    40,761
  Less valuation allowance..................................       --        --
                                                              -------   -------
          Total deferred tax assets, net....................  $30,196   $40,761
                                                              -------   -------
Deferred tax liabilities:
  Computer software.........................................  $(1,811)  $(3,225)
  Acquisition-related liabilities...........................     (803)   (1,138)
  Other.....................................................     (568)     (406)
                                                              -------   -------
          Total deferred tax liabilities....................   (3,182)   (4,769)
                                                              -------   -------
          Net deferred tax assets...........................  $27,014   $35,992
                                                              =======   =======

     In order to fully realize the net deferred tax assets at December 27, 1997, the Company will need to generate future taxable income of approximately $90 million. Management believes that it is more likely than not that the Company's deferred tax asset will be realized as a result of future taxable income, expected to be generated based on the Company's reasonable projections of future earnings. The Company anticipates that increases in taxable income will result primarily from (i) future projected revenue and gross margin growth through the addition of new restaurant chains and the expansion of services provided to new and existing restaurant chains, (ii) a reduction in interest expense due to a reduction in its indebtedness, (iii) cost savings through its corporate and network consolidation plan and (iv) other cost-reduction initiatives. In addition, management believes reasonable tax planning strategies and other potential transactions will be available that could be used to realize the deferred tax asset before the expiry of any material net operating losses, which will not begin to occur until after 2010.

     At December 28, 1996 and December 27, 1997, other current assets included income taxes receivable of approximately $1.5 million and $0.4 million, respectively, which consisted primarily of overpayments of tax liabilities and pending carryback refund claims. United States federal income tax returns for fiscal years 1992 and 1993 are currently under examination by the Internal Revenue Service. A preliminary assessment is pending which is not material to the consolidated financial position or results of operations as of December 27, 1997.

9. EMPLOYEE BENEFIT PLANS

  (a) Defined-Contribution Plans

     On January 1, 1997, the Company's defined contribution plan, which covers substantially all employees, was renamed the ProSource Retirement Advantage Plan. Eligible employees can contribute up to 15% of base

                                PROSOURCE, INC.

compensation, with the following benefits: (i) Company contributions of 2 percent, (ii) additional Company matching of 50 percent of the first 6 percent contributed by the employee, and (iii) vesting of Company contributions ratably over four years of service.

     The Company also had a Money Purchase Plan which covered those former NAD salaried employees not covered by a defined-benefit plan. Under this plan, the Company contributed 10 percent of eligible salary. The Money Purchase Plan was terminated effective December 1996.

     The amount of contribution expense incurred by the Company for these plans was approximately $2.2 million, $2.7 million and $1.5 million for fiscal years 1995, 1996 and 1997, respectively.

  (b) Defined-Benefit Pension Plans

     In conjunction with the changes to the ProSource Retirement Advantage Plan in 1997, the Company terminated all three noncontributory defined-benefit pension plans covering substantially all employees except those covered by multiemployer pension plans under collective-bargaining agreements. The Company settled all pension obligations related to these terminated plans in 1997 through (i) the purchase of annuities, (ii) lump-sum payments, or (iii) the transfer of plan benefits into the ProSource Retirement Advantage Plan, at the participant's discretion. The accrued liability as of December 28, 1996 was adequate to cover the unfunded termination liability of these three pension plans.

     Pension costs of approximately $0.9 million and $1.1 million reflected in the consolidated statements of operations for fiscal years 1995 and 1996, respectively, were determined based on actuarial studies. The Company's pension expense for contributions to the various multiemployer pension plans under collective-bargaining agreements was approximately $0.9 million, $1.2 million, and $1.1 million for fiscal years 1995, 1996 and 1997, respectively.

10. STOCKHOLDERS' EQUITY

     Under the ProSource, Inc. Employee Stock Purchase Plan (the "Stock Plan"), officers and key employees of the Company ("Management Employees") purchased a total of 408,100 shares of Class B common stock at $10.00 per share in 1992, 132,500 shares of Class B common stock at $11.00 per share in 1993 and 1994, and 270,000 shares of Class B common stock at $10.00 per share in 1995 and 1996. In connection with the purchases of Class B common stock, each Management Employee entered into a Management Shareholders Agreement with the Company and Onex.

     The ProSource, Inc. Amended Management Option Plan (1995) (the "1995 Option Plan") provides certain Management Employees with options to purchase one-half the number of shares of Class B common stock purchased under the Stock Plan at the same price per share paid by such stockholder (either $10.00 or $11.00). Subject to the 1995 Option Plan, options granted under the 1995 Option Plan are exercisable until December 31, 2000. No additional options will be granted under the 1995 Option Plan. The 1995 Option Plan was amended in November 1996 to provide that all unvested options vest at a rate of 10% per year through December 31, 1999, when all remaining options vest. As a result, the Company recorded a pretax charge in 1996 of $1.2 million reflecting the difference between the market price of the Company's Class A common stock on the date of amendment and the exercise price of such options.

     Under the 1996 Stock Option Plan (the "1996 Option Plan"), the Company may grant options to its employees for up to 550,000 shares of Class B common stock. In 1996 and 1997, the Company granted options to purchase 358,000 and 16,000 shares, respectively, of Class B common stock at $14.00 per share. Options under the 1996 Option Plan vest ratably over four years from the date of grant. These options cannot be exercised, however, until the earlier of (i) the date on which the market value of the Company's common stock is 25% greater than the exercise price and (ii) the eighth anniversary of the date of grant. Subject to the

                                PROSOURCE, INC.

provisions of the 1996 Option Plan, vested options may be exercised for a period of up to 10 years from the date of grant.

     Under the ProSource, Inc. 1997 Directors Stock Option Plan (the "1997 Directors Plan"), which was approved by the shareholders in April 1997, the Company may grant options to its directors, who so elect to receive such options in lieu of fees, to purchase shares of Class A common stock at $4.00 per share below the stated fair market value on the date of grant. Options to purchase up to 100,000 shares of Class A common stock may be granted under this plan. In April 1997, the Company granted options to purchase 10,500 shares of Class A common stock at $5.25 per share. Options under the 1997 Directors Plan vest and become exercisable one year from the date of grant, provided that the holder thereof is still a director of the Company at such time. Subject to the provisions of the 1997 Directors Plan, options may be exercised for a period of up to 10 years after the vesting date. During the year ended December 27, 1997, the Company recognized $28,000 of compensation expense associated with this plan.

     A summary of the status of the Company's three option plans for the years ended December 30, 1995, December 28, 1996, and December 27, 1997 is as follows:

                                             WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                    1995     EXERCISE    1996     EXERCISE    1997     EXERCISE
                                   SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                   -------   --------   -------   --------   -------   --------
Options
  outstanding -- beginning.......  237,450    $10.22    327,700    $10.16    706,450    $12.10
Options granted..................  101,750     10.00    388,750     13.69     26,500     10.53
Options exercised................       --        --       (125)    10.00         --        --
Options canceled.................  (11,500)    10.00     (9,875)    10.00    (93,300)    11.91
                                   -------    ------    -------    ------    -------    ------
Options outstanding -- ending....  327,700    $10.16    706,450    $12.10    639,650    $12.06
                                   =======    ======    =======    ======    =======    ======
Options exercisable --year-end...   41,500    $10.12     78,401    $10.13    176,449    $11.86
                                   =======    ======    =======    ======    =======    ======

     The following table summarizes information about stock options outstanding at December 27, 1997:

                                      OPTIONS OUTSTANDING
                          -------------------------------------------       OPTIONS EXERCISABLE
                                        WEIGHTED AVG.                   ---------------------------
                            NUMBER        REMAINING     WEIGHTED AVG.     NUMBER      WEIGHTED AVG.
                          OUTSTANDING    CONTRACTUAL      EXERCISE      EXERCISABLE     EXERCISE
     EXERCISE PRICE       AT 12/27/97       LIFE            PRICE       AT 12/27/97       PRICE
     --------------       -----------   -------------   -------------   -----------   -------------
$ 5.25..................     10,500        9 years         $ 5.25              --        $ 5.25
 10.00..................    262,100        3 years          10.00          87,034         10.00
 11.00..................     33,050        3 years          11.00           9,915         11.00
 14.00..................    334,000        9 years          14.00          79,500         14.00
                            -------        -------         ------         -------        ------
          Totals........    639,650        6 years         $12.06         176,449        $11.86
                            =======        =======         ======         =======        ======

     During fiscal year 1996, the Company adopted SFAS No. 123. Under the provisions of the new standard, the Company elected to continue using the intrinsic-value method of accounting for stock-based compensation plans granted to employees under Accounting Principles Board Opinion No. 25 and provide pro-forma disclosure for the fair-value based method of accounting for compensation costs related to stock-option plans and other forms of stock-based compensation under SFAS No. 123.

     The Company estimated the weighted-average fair value of each option granted during 1995, 1996 and 1997 at $8.27, $7.34 and $5.41, respectively. The fair value of these options was computed at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6.3%, 6.2% and 6.3%; dividend yields of 0.0% for all years

                                PROSOURCE, INC.

presented, volatility factors of the expected market price of the Company's common stock of 33.0% for all years presented and a weighted-average expected life of the options of 7, 7 and 5 years, respectively.

     The Black-Scholes option valuation model was developed for use in computing the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the computed fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data).

                                                               1995       1996       1997
                                                              -------   --------   --------
Pro forma net loss..........................................  $(1,587)  $(23,817)  $(13,943)
Pro forma net loss per share -- basic and diluted...........  $ (0.35)  $  (4.10)  $  (1.49)

     In conjunction with the acquisition of NAD, the Company issued warrants to Martin-Brower. At December 28, 1996 and December 27, 1997, the warrants were exercisable for 283,425 shares of Class B common stock at $12.35 per share during the period from April 1, 1997 through March 31, 2000, and upon consummation of certain transactions.

     On November 15, 1996, the Company completed the issuance of 3,400,000 shares of Class A common stock (at a price of $14.00 per share) through an initial public offering, resulting in net proceeds to the Company of approximately $43.2 million, after deducting underwriting discounts and commissions, and other offering costs of approximately $4.4 million. The net proceeds of the offering were used: (i) to prepay $15 million in outstanding principal and $1.1 million in accrued interest under a subordinated note payable to Onex; (ii) to prepay, at a discount, $10 million in outstanding principal and $0.1 million in accrued interest under a subordinated note payable to Martin-Brower for a total payment of $9.2 million and (iii) to repay $16.6 million of outstanding indebtedness under the Company's revolving-credit facility, after deducting a $1.3 million payment concurrent with the offering for the termination of a consulting agreement between the Company and certain former owners of an acquired company. Also in connection with the initial public offering, the Company incurred a noncash charge of $4 million resulting from the issuance to Onex of 285,714 shares of Class B common stock valued at the initial public-offering price in exchange for the agreement of Onex to relinquish its rights to receive an annual fee, previously paid in cash, for management services rendered to the Company.

     Under the ProSource, Inc. 1997 Employee Stock Purchase Plan, which was approved by the shareholders in April 1997, employees of the Company purchased a total of 33,799 shares of Class A common stock at $6.035 per share in 1997. In January 1998, an additional 30,336 shares of Class A common stock were purchased by employees at $6.035 per share under this plan.

11. CONTINGENCIES AND GUARANTEES

     The Company has guaranteed the principal due on certain loans obtained by its officers and employees in connection with the purchase of common stock under the Stock Plan. At December 27, 1997, such guarantees amounted to approximately $0.8 million and were covered by a letter of credit. At December 27, 1997, the Company was also obligated for $15.0 million in other letters of credit issued on behalf of the Company primarily as a guarantee of payment for obligations arising from workers' compensation claims. At Decem-

                                PROSOURCE, INC.

ber 27, 1997, the Company had $9.2 million available in unused letters of credit under its Existing Credit Facilities.

     The Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. Management believes that the outcome of such cases will not have a material adverse effect on the consolidated results of operations or the financial position of the Company.

12. CONCENTRATIONS OF CREDIT RISK

     Burger King Corporation ("BKC") owned and franchisee-owned Burger King restaurants collectively accounted for 45%, 41% and 46% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Sales to BKC-owned restaurants represented approximately 5% of sales for each of the aforementioned years. Amounts due from BKC-owned restaurants at December 28, 1996 and December 27, 1997 were $5.5 million and $5.8 million, respectively.

     In addition, sales to Darden Restaurants, Inc. (owner of Red Lobster and Olive Garden restaurants) accounted for 18%, 20%, and 21% of the Company's sales in fiscal years 1995, 1996 and 1997, respectively. Amounts due from Darden Restaurants, Inc. at December 28, 1996 and December 27, 1997, were approximately $41.1 million and $41.4 million, respectively.

     Sales to company-owned and franchisee-owned Arby's restaurants accounted for 10% of Company sales in fiscal years 1995 and 1996. No other customer or restaurant concept accounted for more than 10% of the Company's sales in fiscal years 1995, 1996 or 1997. The Company periodically performs credit evaluations on its customers' financial condition and generally does not require collateral.

13. CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

     During the fourth quarter of 1997, the Financial Accounting Standards Board's Emerging Issues Task Force reached a consensus on Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." The consensus requires that the cost of business process reengineering activities, whether done internally or by third parties, is to be expensed as incurred. As a result, any remaining unamortized portion of previously capitalized business process reengineering costs is required to be written off. The cumulative impact of initially conforming to this new standard in the fourth quarter of 1997 was reported as a change in accounting principle in the accompanying consolidated statements of operations, with a cumulative charge, net of tax, of $6.4 million, or $0.69 per share.

14. NET LOSS PER SHARE

     For all years presented in the accompanying consolidated statements of operations, all stock options and other potential common shares were excluded from the calculation of diluted loss per share, since they would produce anti-dilutive results. As a result, there are no reconciling items to the numerator and denominator of the basic and diluted loss per share computations.

                                PROSOURCE, INC.

     The following were outstanding during fiscal 1997, but were excluded from the computation of diluted net loss per common share for fiscal 1997.

                                  RELATED NUMBER OF           CONVERSION
                                 COMMON STOCK SHARES       PRICE PER SHARE              EXPIRATION
                                 -------------------       ---------------              ----------
Options -- 1995 Option
  Plan.......................  288,650 shares -- Class B   $10.00 or $11.00     December 2000
Options -- 1996 Option
  Plan.......................  340,500 shares -- Class B   $14.00               November 2006 to January 2007
Options -- 1997 Directors
  Plan.......................   10,500 shares -- Class A   $ 5.25               April 2007
Stock Warrants...............  283,425 shares -- Class B   $12.35               March 2000
$0.5 million convertible
  subordinated note..........   25,000 shares -- Class A   $20.00               November 1999

15. SUBSEQUENT EVENT

     On January 29, 1998, the Company signed a definitive merger agreement with AmeriServe Food Distribution, Inc. ("AmeriServe"). Under the terms of the agreement, AmeriServe has agreed to pay $15.00 in cash for each outstanding share of the Company's common stock. In addition, under the agreement, all outstanding options will be accelerated and option holders will receive $15.00 less the applicable exercise for each share issuable upon exercise of the options. AmeriServe has indicated that it intends to refinance all of the Company's outstanding debt.

     The merger is subject to regulatory approvals and other customary conditions to closing. Onex Corporation and certain of its affiliates, which own approximately 61% of the Company's outstanding stock, representing approximately 85% of the voting power, have committed to vote in favor of the merger, which will assure the necessary shareholder approval. The merger is expected to close in the second quarter of fiscal 1998.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                PROSOURCE, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            MARCH 28,            DECEMBER 27,
                                                                               1998                  1997
                                                                        -----------------      ----------------
                                                                            (UNAUDITED)             *
                                         ASSETS
                                         ------

Current assets:
         Cash and cash equivalents                                         $      12,137        $      12,501
         Accounts receivable, net                                                217,534              222,247
         Inventories                                                             152,488              160,621
         Deferred income taxes, net                                                7,498                7,190
         Prepaid expenses and other current assets                                 8,001                8,434
                                                                           -------------        -------------
                 Total current assets                                            397,658              410,993

Property and equipment, net                                                       66,506               59,961
Intangible assets, net                                                            39,495               39,883
Deferred income taxes, net                                                        30,036               28,802
Other assets                                                                       8,243                8,462
                                                                           -------------        -------------
                 Total assets                                              $     541,938        $     548,101
                                                                           =============        =============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
                              ------------------------------------

Current liabilities:
         Accounts payable                                                    $   261,680        $     277,953
         Accrued liabilities                                                      26,863               27,012
                                                                           -------------        -------------
                 Total current liabilities                                       288,543              304,965

Long-term debt                                                                   185,300              174,200
Other noncurrent liabilities                                                       5,093                4,521
                                                                           -------------        -------------
                 Total liabilities                                               478,936              483,686
                                                                           -------------        -------------

Commitments and contingencies

Stockholders' equity:
         Preferred Stock, $.01 par value                                              -                    -
         Class A common stock, $.01 par value                                         36                  35
         Class B common stock, $.01 par value                                         58                  58
         Additional paid-in capital                                              105,127             104,934
         Accumulated deficit                                                     (42,216)            (40,580)
         Accumulated other comprehensive loss                                         (3)                (32)
                                                                           -------------        -------------
                 Total stockholders' equity                                       63,002               64,415
                                                                           -------------        -------------

                 Total liabilities and stockholders' equity                $     541,938        $     548,101
                                                                           =============        =============

* Note: The balance sheet at December 27, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                            THIRTEEN WEEKS ENDED
                                                                   --------------------------------------

                                                                       MARCH 28,              MARCH 29,
                                                                         1998                   1997
                                                                   --------------------------------------
Net sales                                                               $ 989,764           $ 1,017,062
Cost of sales                                                             911,564               936,404
                                                                    -------------         -------------
    Gross profit                                                           78,200                80,658
Operating expenses                                                         77,978                78,098
                                                                    -------------         -------------

    Income from operations                                                    222                 2,560
Interest expense, net                                                      (3,377)               (2,115)
                                                                    -------------         -------------
    (Loss) income before income taxes
        and extraordinary charge                                           (3,155)                  445

Income tax benefit (provision)                                              1,519                  (197)
                                                                    -------------         -------------
    (Loss) income before extraordinary
        charge                                                             (1,636)                  248
Extraordinary charge, net of income
     tax benefit of $4,073 in 1997                                            --                 (6,262)
                                                                    -------------         -------------
    Net loss                                                        $      (1,636)         $     (6,014)
                                                                    =============         =============



NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
    (Loss) income before extraordinary
        charge                                                      $       (0.18)         $        0.03
    Extraordinary charge, net                                                  --                  (0.67)
                                                                    --------------        --------------
    Net loss per common share                                       $       (0.18)         $       (0.64)
                                                                    ==============        ==============

    Weighted average number of
        shares outstanding: basic                                       9,349,924              9,337,519

    Weighted average number of
        shares outstanding: diluted                                     9,349,924              9,417,137



         See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                          THIRTEEN WEEKS ENDED
                                                                   ----------------------------------

                                                                     MARCH 28,              MARCH 29,
                                                                        1998                  1997
                                                                   ----------------------------------
Net loss                                                           $      (1,636)         $    (6,014)

Other comprehensive income (loss):

    Foreign-currency translation adjustments                                  29                  (20)
                                                                   -------------         ------------

Comprehensive loss                                                 $      (1,607)         $    (6,034)
                                                                   =============         ============





          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                                    THIRTEEN WEEKS ENDED
                                                                                 ---------------------------
                                                                                   MARCH 28,      MARCH 29,
                                                                                     1998           1997
                                                                                 ------------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                     $     (1,636)    $   (6,014)
    Adjustments to reconcile net loss to net cash (used in)
        provided by operating activities:
         Depreciation and amortization                                                  3,014          2,958
         Bad debt expense                                                                 453            380
         Loss on early retirement of debt                                                   -         10,335
         Deferred income tax benefit                                                   (1,542)        (3,889)
         Changes in operating assets and liabilities:
            Decrease in accounts receivable                                             4,260          6,053
            Decrease (increase) in inventories                                          8,133         (4,649)
            Decrease (increase) in prepaid expenses and other assets                      445         (1,228)
            (Decrease) increase in accounts payable                                   (16,273)         5,816
            Increase (decrease) in accrued and other noncurrent liabilities               617         (7,034)
                                                                                 ------------     ----------
                 Net cash (used in) provided by operating activities                   (2,529)         2,728
                                                                                 ------------     ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                               (8,964)        (6,553)
                                                                                 ------------     ----------
         Net cash used in investing activities                                         (8,964)        (6,553)
                                                                                 ------------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings on long-term debt                                                      133,300        282,517
    Repayments of long-term debt                                                     (122,200)      (266,101)
    Fees incurred in conjunction with long-term debt                                        -         (4,181)
    Payments to acquire and retire treasury stock                                           -           (510)
                                                                                 ------------     ----------
         Net cash provided by financing activities                                     11,100         11,725
                                                                                 ------------     ----------

Effect of exchange rate changes on cash                                                    29            (20)
                                                                                 ------------     ----------
         Net (decrease) increase in cash and cash equivalents                            (364)         7,880
Cash and cash equivalents at beginning of period                                       12,501          2,763
                                                                                 ------------     ----------
Cash and cash equivalents at end of period                                       $     12,137     $   10,643
                                                                                 ============     ==========

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE PERIOD FOR:

         Interest                                                                $      3,527     $    2,640
         Income taxes, net of refunds                                            $        123     $      207


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

In January 1998, the Company issued 30,336 Class A common shares to employees under the 1997 Employee Stock Purchase Plan at $6.035 per share in exchange for accrued compensation totaling $184.

For the period ended March 28, 1998, the Company recognized $10 of compensation expense associated with the Directors Stock Option Plan.



          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the ProSource Inc. (the "Company") Annual Report on Form 10-K/A for the fiscal year ending December 27, 1997.

    The Company operates on a 52-to 53-week accounting year ending on the last Saturday of each calendar year. Operating results for the thirteen weeks ended March 28, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 26, 1998 due, in part, to seasonal fluctuations in the Company's business, the potential addition or loss of customers, and changes in economic conditions.

    Certain amounts previously presented in the financial statements of prior periods have been reclassified to conform to the current period's presentation.

(2) EXTRAORDINARY CHARGE

    In March, 1997, the Company entered into two five-year loan agreements aggregating $225 million with a group of financial institutions to replace its previous credit facility. In connection with this early retirement of long-term debt, the Company recorded a pre-tax extraordinary charge of $10.3 million ($6.3 million net of taxes) in the first quarter of fiscal 1997. This charge reflected the write-off of deferred financing costs of $6.3 million, prepayment penalties of $2.7 million and $1.3 million in costs associated with the termination of interest-rate protection agreements.

(3) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. The Company adopted this statement in the first quarter of fiscal 1998 and has reflected the components of its comprehensive loss in the accompanying consolidated statements of comprehensive loss.

      In June 1997, the FASB also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. The Company plans to adopt this statement in the fourth quarter of fiscal 1998 and does not believe the adoption will materially impact the Company's results of operations, cash flows or financial position.

(4) CONTINGENCIES

      The Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. Management believes that the outcome of such cases will not have a material adverse effect on the consolidated results of operations or the financial position of the Company.

                                PROSOURCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



(5)   NET LOSS PER COMMON SHARE

      For all periods presented in the accompanying consolidated statements of operations, there are no reconciling items to the numerator of the basic and diluted net loss per common share computations. For the period ended March 28, 1998, all stock options and other potential common shares were excluded from the calculation of diluted loss per share, since they would produce anti-dilutive results. As a result, there are no reconciling items to the denominator of the basic and diluted loss per share computations for the period ended March 28, 1998.

      The following table sets forth the reconciliation of the denominator of the basic and diluted net loss per common share computation for the period ended March 29, 1997:

                              Denominator for basic net loss
                                per common share -
                                  Weighted average shares                                    9,337,519

                              Effect of dilutive securities:
                                Employee stock options                                          69,654
                                Stock warrants                                                   9,964
                                                                                           -----------
                              Dilutive potential common shares                                  79,618
                                                                                           -----------

                              Denominator for diluted net
                                loss per common share -
                                  adjusted weighted average
                                  shares and assumed conversions                             9,417,137
                                                                                           ===========

      The following were outstanding as of March 28, 1998, but excluded from the computation of diluted net loss per common share for the period ended March 28, 1998.

                                        Related Number of             Conversion
                                        Common Shares                 Price per Share          Expiration
Options - 1995 Option Plan              295,150 shares - Class B      $10.00 or $11.00      December 2000
Options - 1996 Option Plan              334,000 shares - Class B      $14.00                November 2006 and January 2007
Options - 1997 Directors Plan            10,500 shares - Class A      $ 5.25                April 2007
Stock Warrants                          283,425 shares - Class B      $12.35                March 2000
$0.5 million convertible
   subordinated note                     25,000 shares - Class A      $20.00                November 1999

                                PROSOURCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(6)   MERGER

      On January 29, 1998, the Company signed a definitive merger agreement with AmeriServe Food Distribution, Inc. ("AmeriServe"). Under the terms of the agreement, AmeriServe has agreed to pay $15.00 in cash for each outstanding share of the Company's common stock. In addition, under the agreement, all outstanding options will be accelerated and option holders will receive $15.00 less the applicable exercise price for each share issuable upon exercise of the options. AmeriServe has indicated that it intends to refinance all of the Company's outstanding debt.

      The merger is subject to regulatory approvals and other customary conditions to closing. The Federal Trade Commission has informed the Company that the waiting period under the Hart Scott Redline Antitrust Improvements Act of 1976 has expired. Onex Corporation and certain of its affiliates, which own approximately 61% of the Company's outstanding stock, representing approximately 85% of the voting power, have committed to vote in favor of the merger, which will assure the necessary shareholder approval. The special shareholder meeting to vote on the merger is scheduled for May 20, 1998 and the merger is expected to close by the end of May 1998.

                       AMERISERVE FOOD DISTRIBUTION, INC.

                         PRO FORMA FINANCIAL INFORMATION

INTRODUCTORY INFORMATION

On May 21, 1998, AmeriServe Food Distribution, Inc. (the Company or AmeriServe), a Delaware corporation and wholly owned subsidiary of Nebco Evans Holding Company (NEHC), became the owner of all of the capital stock of ProSource, Inc., a Delaware corporation (ProSource), pursuant to the merger (the Merger) of Steamboat Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (Merger Sub), with and into ProSource with ProSource as the surviving corporation. At the effective time of the Merger, ProSource became a wholly owned subsidiary of the Company and an indirect wholly owned subsidiary of NEHC.

The Merger was consummated pursuant to an Agreement and Plan of Merger (the Merger Agreement), dated as of January 29, 1998, by and among the Company, Merger Sub and ProSource. The Merger Agreement was approved and adopted by the stockholders of ProSource at a special meeting held on May 20, 1998. In the Merger, each share of ProSource Class A Common Stock, par value $0.01 per share, and each share of ProSource Class B Common Stock, par value $0.01 per share was converted into the right to receive $15.00 in cash without interest. The total cash outlay in connection with the Merger was $313.5 million including the acquisition of the capital stock, the repayment of $159.5 million of outstanding indebtedness of ProSource and the direct costs of the Merger. The sources of funds used in the Merger included cash on hand, a $50 million capital contribution to the Company from NEHC and $125 million in proceeds from the sale of certain trade receivables of ProSource under the Company's existing accounts receivable securitization program with Bank of America, a commercial paper conduit administered by Bank of America NT&SA and a group of other banks.

Effective June 11, 1997, the Company acquired certain operations of the PFS Division of PepsiCo, Inc. (PFS) in an asset purchase transaction for approximately $842 million in cash including direct costs. Financing of the acquisition was effectively provided by proceeds from the issuances of $500 million 10 1/8% Senior Subordinated Notes due July 15, 2007 and $350 million
8 7/8% Senior Notes due October 15, 2006. Other financing activities at the time of the acquisition included an equity contribution to the Company from NEHC of $130 million, repayment of $134 million in outstanding borrowings under a previously existing credit facility and the sale of certain trade receivables of the Company and PFS under the accounts receivable securitization program providing proceeds of $225 million. The excess of proceeds received from financing activities over the PFS acquisition cost provided cash on hand to fund costs of integrating the PFS operations and to later partially fund the ProSource acquisition.

In connection with the acquisition of PFS and the Merger, the Company anticipated receiving additional proceeds under the accounts receivable securitization program of approximately $80 million. This transaction was completed in July 1998. The Company utilized a portion of its available credit facilities to fund working capital requirements until the July 1998 transaction.

In connection with a January 1996 acquisition, NEHC and the Company each acquired a minority interest in the Harry H. Post Company (Post). In late 1996, the Company sold its interest in Post to NEHC in exchange for NEHC preferred stock. NEHC included Post in its consolidated results until July 1997, at which time NEHC transferred its entire investment in Post to the Company in exchange for the preferred stock and the Company began including Post in its consolidated results.

The Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 27, 1997 and the Six Months Ended June 27, 1998 assume the acquisitions of ProSource and PFS, which have been accounted for under the purchase method, were consummated at the beginning of fiscal 1997, and the inclusion of Post in the Company's consolidated results was effective as of the beginning of fiscal 1997.

An Unaudited Pro Forma Consolidated Balance Sheet has not been presented because the acquisition of ProSource is reflected in the Company's Consolidated Balance Sheet as of June 27, 1998 included in the Company's previously filed Quarterly Report on Form 10-Q for the quarter ended June 27, 1998.

In connection with the acquisitions of PFS and ProSource, the Company has identified a number of consolidation and integration actions designed to improve the efficiency and effectiveness of the combined organization's warehouse and transportation network and operations support infrastructure. These actions include construction of new strategically located warehouse facilities, closures of a number of existing warehouse facilities and expansions of others, dispositions of property and equipment, conversions of computer systems, centralization of support functions, reductions in workforce and relocation of employees. The ultimate cost savings expected to be achieved after completion of these actions, which are underway and are expected to be substantially completed by mid-2000, are estimated to be approximately $100 million annually. No pro forma adjustments for such cost savings are reflected in the Unaudited Pro Forma Consolidated Statements of Operations.

                       AMERISERVE FOOD DISTRIBUTION, INC.



INTRODUCTORY INFORMATION (Continued)

The Company has begun to incur certain incremental, nonrecurring expenses associated with actions to consolidate and integrate the PFS, ProSource and previous acquisitions. These integration costs, which are expected to total $25-50 million over the consolidation and integration period, consist primarily of start-up costs of new facilities and other temporary inefficiencies arising from the warehouse and transportation network reconfiguration, as well as computer system conversion, employee relocation and other costs to realign the operations support infrastructure. Integration costs actually incurred are included in "Impairment, restructuring and other unusual charges" in the accompanying Unaudited Pro Forma Consolidated Statements of Operations. No pro forma adjustments are reflected in these pro forma financial statements for additional estimated integration costs that would have been incurred had the acquisitions of PFS and ProSource occurred at the beginning of fiscal 1997.

These pro forma financial statements are based upon the respective historical consolidated financial statements of the Company and ProSource and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998 and June 27, 1998, as well as ProSource's Annual Report on Form 10-K for the fiscal year ended December 27, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 27, 1998.

The unaudited pro forma information presented does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results. The information presented is based on preliminary estimates of values of net assets acquired in the ProSource transaction and may change as valuations are completed.

This report contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Actual results could differ materially from those projected in such forward-looking statements and readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence or nonoccurrence of anticipated events.

                       AMERISERVE FOOD DISTRIBUTION, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 27, 1997
                                 (IN THOUSANDS)


                                                                                                   PRO FORMA
                                                                                                  ADJUSTMENTS
                                                                                                      FOR
                                      HISTORICAL     HISTORICAL      HISTORICAL     HISTORICAL   ACQUISITIONS &
                                      AMERISERVE         PFS            POST        PROSOURCE     TRANSACTIONS       PRO FORMA
                                      -----------    -----------    -----------    -----------   --------------    --------------
Net sales .........................   $ 3,446,191    $ 1,498,345    $    65,467    $ 3,901,165    $    (3,577)(a)   $ 8,913,413
                                                                                                        5,822 (b)
Cost of goods sold ................     3,104,012      1,342,659         58,731      3,591,368         (3,387)(a)     8,093,383
                                      -----------    -----------    -----------    -----------    -----------       -----------
Gross profit ......................       342,179        155,686          6,736        309,797          5,632           820,030
                                      -----------    -----------    -----------    -----------    -----------       -----------
Operating expenses:
  Distribution, selling
    and administrative ............       266,692        112,131          5,752        290,849         (5,550)(c)       669,064
                                                                                                       (1,000)(d)
                                                                                                          190 (a)
  Depreciation ....................        17,163          8,814            315          8,823         (2,613)(e)        32,502
  Amortization ....................        16,765           --               65          2,408         15,275 (f)        34,513
  Impairment, restructuring and
    other unusual charges .........        52,449           --             --             --           40,904 (g)        93,353
                                      -----------    -----------    -----------    -----------    -----------       -----------
Total operating expenses ..........       353,069        120,945          6,132        302,080         47,206           829,432
                                      -----------    -----------    -----------    -----------    -----------       -----------
Operating income (loss) ...........       (10,890)        34,741            604          7,717        (41,574)           (9,402)
Interest expense, net .............       (46,173)        (8,041)          (804)        (9,193)       (20,337)(h)       (84,548)
Loss on sale of accounts
  receivable ......................        (6,757)          --             --             --          (23,343)(i)       (30,100)
                                      -----------    -----------    -----------    -----------    -----------       -----------
Income (loss) before income
  taxes ...........................       (63,820)        26,700           (200)        (1,476)       (85,254)         (124,050)
Provision (credit) for income
  taxes ...........................         1,030          9,924           --             (485)        (9,994)(j)           475
                                      -----------    -----------    -----------    -----------    -----------       -----------
Income (loss) before
  extraordinary item ..............   $   (64,850)   $    16,776    $      (200)   $      (991)   $   (75,260)      $  (124,525)
                                      ===========    ===========    ===========    ===========    ===========       ===========


   See accompanying Introductory Information and notes to unaudited pro forma consolidated statement of operations.

                       AMERISERVE FOOD DISTRIBUTION, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 27, 1997
                                 (IN THOUSANDS)


(a)  Represents elimination of intercompany sales between AmeriServe and Post.

(b) Represents amortization of liability arising in ProSource purchase price allocation for below market customer contracts.

(c) Represents net cost reductions in accordance with the terms of the PFS Asset Purchase Agreement for the following items:


               Reduction in lease expense for existing PFS facilities retained by
                  PepsiCo, Inc. under a one year lease agreement...........................    $      4,100
               Net reduction in data processing costs charged by PepsiCo, Inc.
                to PFS under the terms of a one year data processing
                  service contract.........................................................           4,100
               Reduction of employee retirement expense due to the termination of pension and retirement plans of PepsiCo, Inc., net of amounts
                   to be paid under AmeriServe's plans.....................................           1,900
               Compensation of certain PFS employees retained by PepsiCo,Inc...                       1,000
                                                                                               ------------
               Net cost savings............................................................          11,100
               Cost reductions in historical AmeriServe....................................          (5,550)
                                                                                               ------------
                                                                                               $      5,550
                                                                                               ============

(d) Represents elimination of expenses incurred by ProSource in attempt to acquire PFS.

(e) Represents reduction of depreciation expense as a result of the impairment of certain assets, due primarily to the planned closures of certain warehouse facilities as follows:

               Impairment identified at time of PFS acquisition............................    $      2,800
               Impairment identified at time of ProSource acquisition......................           1,213
               Depreciation reduction in historical AmeriServe.............................          (1,400)
                                                                                               ------------
                                                                                               $      2,613
                                                                                               ============

(f) Represents the additional amortization of goodwill and other intangibles related to the purchase price allocations for PFS and ProSource as follows:

               Amortization related to acquired PFS intangibles............................    $     20,438
               Amortization related to acquired ProSource intangibles......................           7,963
               Reduction in amortization due to writedowns of existing
                 ProSource intangibles.....................................................          (2,114)
               Additional amortization in historical AmeriServe............................         (11,012)
                                                                                               ------------
                                                                                               $     15,275
                                                                                               ============

(g) Represents impairment, restructuring and other unusual charges recorded in 1998, excluding $6,400 that represents one-time costs related to the discontinuance of the Wendy's business.

                       AMERISERVE FOOD DISTRIBUTION, INC.


(h)  Represents the net increase in net interest expense as follows:

                                                                    Principle
                                                                      Amount       Interest
                                                                     of Debt       Expense
                                                                    ----------    ----------
          Annual pro forma AmeriServe interest expense:
             8 7/8% Senior Notes due 2006 .......................   $  350,000    $   31,063
            10 1/8% Senior Subordinated Notes due 2007 ..........      500,000        50,625
            Letter of credit fees ...............................       12,000           300
            Capital leases at 9.5% ..............................       29,238         2,777
            Amortization of deferred financing costs ............                      2,566
                                                                                  ----------
          Total interest expense ................................                     87,331
          Net interest expense in historical AmeriServe,
            PFS and Post ........................................                    (55,018)
          Elimination of interest expense in historical
             ProSource due to repayment of indebtedness .........                    (11,976)
                                                                                  ----------
                                                                                  $   20,337
                                                                                  ==========

(i) Represents the net increase in loss on sale of accounts receivable as follows:

          Annual discount (7%) on proceeds of $225,000 from the
            sale of AmeriServe and PFS accounts  receivable .....   $   15,750
          Annual discount (7%) on proceeds of $125,000 from
             the sale of ProSource accounts receivable ..........        8,750
          Annual discount (7%) on additional proceeds from sales
              of accounts receivable received in July 1998 ......        5,600
          Loss on sale of accounts receivable in historical
              AmeriServe ........................................       (6,757)
                                                                    ----------
                                                                    $   23,343
                                                                    ==========

(j) Represents elimination of federal income taxes to reflect tax losses. The Company's net deferred tax assets are offset entirely by a valuation allowance, reflecting the Company's significant net operating loss carryforward position. The pro forma provision represents the current provision for state income taxes of $475.

                       AMERISERVE FOOD DISTRIBUTION, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 27, 1998
                                 (in thousands)


                                                           HISTORICAL     PRO FORMA
                                                           PROSOURCE     ADJUSTMENTS
                                                          DECEMBER 28,       FOR
                                           HISTORICAL     1997 THROUGH  ACQUISITIONS &
                                           AMERISERVE     MAY 21, 1998   TRANSACTIONS       PRO FORMA
                                           -----------    ------------  ---------------   --------------
Net sales ..............................   $ 2,769,949    $ 1,660,073   $     2,450 (a)    $ 4,432,472
Cost of goods sold .....................     2,502,746      1,528,693            --          4,031,439
                                           -----------    -----------   -----------        -----------
Gross profit ...........................       267,203        131,380         2,450            401,033
                                           -----------    -----------   -----------        -----------
Operating expenses:
  Distribution, selling
    and administrative .................       212,044        123,019         2,050 (b)        337,113
  Depreciation .........................        12,547          3,955        (2,020)(c)         14,482
  Amortization .........................        14,059            901         1,847 (d)         16,807
   Impairment, restructuring and
    other unusual charges ..............        47,304           --         (40,904)(e)          6,400
                                           -----------    -----------   -----------        -----------
Total operating expenses ...............       285,954        127,875       (39,027)           374,802
                                           -----------    -----------   -----------        -----------
Operating income (loss) ................       (18,751)         3,505        41,477             26,231
Interest expense, net ..................       (36,532)        (5,258)        1,078 (f)        (40,712)
Loss on sale of accounts
  receivable ...........................        (9,015)          --          (6,446)(g)        (15,461)
                                           -----------    -----------   -----------        -----------
Loss before income taxes ...............       (64,298)        (1,753)       36,109            (29,942)
Provision (credit) for income
  taxes ................................           524           (685)          770 (h)            609
                                           -----------    -----------   -----------        -----------
Net loss ...............................   $   (64,822)   $    (1,068)  $    35,339        $   (30,551)
                                           ===========    ===========   ===========        ===========



   See accompanying Introductory Information and notes to unaudited pro forma consolidated statement of operations.

                       AMERISERVE FOOD DISTRIBUTION, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE SIX MONTHS JUNE 27, 1998
                                 (IN THOUSANDS)


(a) Represents amortization of liability arising in ProSource purchase price allocation for below market customer contracts.

(b) Represents elimination of cost savings due to expiration of one-year lease agreement for existing PFS facilities retained by PepsiCo Inc. under the PFS Asset Purchase Agreement.

(c) Represents reduction of depreciation expense as a result of the impairment of certain assets, due primarily to the planned closures of certain warehouse facilities, related to the ProSource acquisition as follows:

                    ProSource warehouse facilities...............................        $    2,145
                    AmeriServe (including PFS) warehouse facilities..............               549
                    Depreciation reduction in historical AmeriServe..............              (674)
                                                                                         ----------
                                                                                         $    2,020
                                                                                         ==========

(d) Represents the additional amortization of goodwill and other intangibles related to the purchase price allocation for ProSource as follows:

                    Amortization related to acquired intangibles.................        $    3,681
                    Reduction in amortization due to writedowns of existing
                      ProSource intangibles......................................            (1,030)
                    Additional amortization in historical AmeriServe.............              (804)
                                                                                         ----------
                                                                                         $    1,847
                                                                                         ==========

(e) Represents impairment, restructuring and other unusual charges recorded in 1998, excluding $6,400 that represents one-time costs related to the discontinuance of the Wendy's business.


(f)  Represents decrease to net interest expense as follows:

                    Elimination of interest income on excess cash used in the
                      ProSource acquisition......................................        $   (4,450)
                    Elimination of interest on borrowings against credit
                      facilities replaced by discount on additional proceeds
                      from sales of accounts receivable (see note g).............               308
                    Elimination of interest expense in historical ProSource......             5,220
                                                                                         ----------
                                                                                         $    1,078
                                                                                         ==========


(g) Represents discount on additional proceeds from sales of accounts receivable as follows:

                    $125 million at time of ProSource acquisition (7% for
                      5 months)..................................................         $   3,646
                    $80 million received in July 1998 (7% for 6 months)..........             2,800
                                                                                          ---------
                                                                                          $   6,446
                                                                                          =========


(h) Represents elimination of credit for federal income taxes in historical ProSource, netting a current provision for state income taxes of $85. The Company's net deferred tax assets are offset by a valuation allowance, reflecting the Company's significant net operating loss carryforward position.

[KPMG PEAT MARWICK LLP LETTERHEAD]




                        INDEPENDENT ACCOUNTANT'S CONSENT


The Board of Directors
ProSource, Inc.:

We consent to the inclusion of our report dated February 20, 1998 with respect to the consolidated balance sheets of ProSource, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1997, which report appears in the Form 8-K/A of AmeriServe Food Distribution, Inc. dated May 21, 1998.


                                        /s/ KPMG PEAT MARWICK LLP



July 31, 1998

Signatures

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:


                               AmeriServe Food Distribution, Inc. (Registrant)


Date:  August 4, 1998                          /s/ Diana M. Moog,
                                               Executive Vice President and
                                               Chief Financial Officer